SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Preliminary Proxy Statement
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Definitive Proxy Statement
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Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

NEXTEL PARTNERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT FOR 2002 ANNUAL MEETING OF STOCKHOLDERS
PROCEDURAL MATTERS
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO AMENDMENT OF STOCK OPTION PLAN
ADDITIONAL INFORMATION RELATING TO DIRECTORS AND OFFICERS OF THE COMPANY

NEXTEL PARTNERS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 14, 2002

TO THE STOCKHOLDERS:

       Notice is hereby given that the 2002 Annual Meeting of Stockholders of Nextel Partners, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, May 14, 2002 at 10:00 a.m., local time, in the Balsam Room at The Hyatt Regency Hotel, 900 Bellevue Way NE, Bellevue, Washington 98004 for the following purposes:

1.	To elect six directors to serve for the ensuing one-year period and until their successors are duly elected.

2.	To approve an amendment to the Company’s stock option plan to increase the number of shares of Class A Common Stock reserved under the plan by 12,000,000 shares from 16,545,354 to 28,545,354 and to extend the period during which options may be granted under the plan from January 1, 2003 to January 1, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The board of directors has fixed the close of business on March 29, 2002 as the record date for the determination of stockholders entitled to vote at this meeting. Only stockholders of record at the close of business on March 29, 2002 are entitled to notice of and to vote at the meeting and any adjournment thereof.

      All stockholders are cordially invited to attend the meeting in person. Your participation in the affairs of the Company is important. The meeting is an excellent opportunity for the Company’s management to discuss the Company’s progress with you in person. However, to assure your representation at the meeting, you are urged to submit your proxy. You may do so by mail, over the Internet or by telephone, by following the instructions on the proxy card. Any stockholder attending the meeting may vote in person even if the stockholder has previously submitted a proxy.

By Order of the Board of Directors

John Chapple
President, Chief Executive Officer and
Chairman of the Board

4500 Carillon Point

Kirkland, Washington 98033
425-576-3600

April 15, 2002

NEXTEL PARTNERS, INC.
4500 Carillon Point
Kirkland, Washington 98033
425-576-3600

PROXY STATEMENT FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

PROCEDURAL MATTERS

General

      The enclosed Proxy is solicited on behalf of Nextel Partners, Inc., a Delaware corporation (the “Company”), for use at the 2002 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 14, 2002 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held in the Balsam Room at The Hyatt Regency, 900 Bellevue Way NE, Bellevue, Washington 98004.

      These proxy solicitation materials were mailed on or about April 15, 2002 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

      Only stockholders of record at the close of business on March 29, 2002 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. The only outstanding voting securities of the Company are shares of Class A Common Stock, $.001 par value (the “Class A Common Stock”), and Class B Convertible Common Stock, $.001 par value (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”). The Class B Common Stock is convertible into shares of the Class A Common Stock at any time on a one-for-one basis upon a transfer thereof to a person other than Nextel Communications, Inc. (“Nextel”), a majority-owned Nextel subsidiary or a person or entity controlling Nextel, and is subject to restrictions on its transfer contained in the Company’s amended and restated shareholders’ agreement.

      As of the Record Date, 165,652,081 shares of the Company’s Class A Common Stock were issued and outstanding and held of record by 231 stockholders and 79,056,228 shares of the Company’s Class B Common Stock were issued and outstanding and held of record by one stockholder, Nextel WIP Corp., a wholly owned subsidiary of Nextel (“Nextel WIP”). See “Security Ownership of Certain Beneficial Owners and Management” below for information regarding beneficial owners of more than five percent of the Company’s Common Stock.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked or changed by the person giving it at any time prior to its use by delivering to the Corporate Secretary of the Company a written instrument revoking the proxy or by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person. Proxies may be changed in any manner regardless of the method used to submit the proxy. However, changing a proxy by telephone or Internet will require the stockholder to retain a record of the unique control number that appears on the proxy card.

Voting and Solicitation

      The holders of the Company’s Class A and Class B Common Stock are entitled to one vote per share on all matters on which they are entitled to vote.

      This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone.

Quorum; Abstentions; Broker Non-Votes

      At the Annual Meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. A quorum exists when holders of a majority of the total number of outstanding shares of Common Stock that are entitled to vote at the Annual Meeting are present at the Annual Meeting in person or by proxy. A quorum is necessary for the transaction of business at the Annual Meeting. A nominee for election to a position on the board of directors will be elected as a director if the votes cast for the nominee exceed the votes cast against the nominee and exceed the votes cast for any other nominee for that position. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. For the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor a vote against the nominee. If a quorum is present, approval of all other matters that properly come before the meeting, including the proposal to amend the Company’s stock option plan, require that the votes cast in favor of such actions exceed the votes cast against such actions. As in the election of directors, abstentions and broker non-votes will have the effect of neither a vote for nor against such actions.

      All shares entitled to vote and represented by properly submitted, unrevoked proxies received prior to the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly submitted proxy, the shares represented by that proxy will be voted as recommended by the board of directors. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting. Signing and returning the proxy card, or submitting your proxy by Internet or telephone, does not affect your right to revoke your proxy or to vote in person at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

      Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission (the “SEC”). Proposals of stockholders of the Company intended to be presented for consideration at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company no later than December 16, 2002 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Nextel Partners, Inc., 4500 Carillon Point, Kirkland, Washington 98033, Attention: Corporate Secretary.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information with respect to the beneficial ownership of shares of the Company’s Common Stock as of December 31, 2001 by:

•	each stockholder known to the Company to be a beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock;

•	each of the Company’s directors;

•	each of the Company’s named executive officers; and

•	all of the Company’s executive officers and directors as a group.

      Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into Common Stock held by that person that are exercisable as of December 31, 2001 or exercisable within 60 days thereof are deemed outstanding. Except as indicated in the footnotes to this table, the Company believes that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors, principal stockholders and Schedules 13G filed with the SEC. As of December 31, 2001, there were 244,618,870 shares of Common Stock outstanding, of which 165,562,642 shares of Class A Common Stock were outstanding and 79,056,228 shares of Class B Common Stock were outstanding.

      Unless otherwise noted, the address for each stockholder below is: c/o Nextel Partners, Inc., 4500 Carillon Point, Kirkland, WA 98033.

			Percentage of
	Number of Shares	Number of Shares	Common Stock
Name and Address	of Common Stock	Underlying Options	Outstanding

Parties to Amended and Restated Shareholders’ Agreement(1)	177,290,377	680,001	72.6%
Nextel WIP Corp.	79,056,228	—	32.3
2001 Edmund Halley Drive Reston, VA 20191
Entities affiliated with Credit Suisse First Boston(2)	28,534,054	—	11.7
Uetlibergstrasse 231 P.O. Box 900 CH-870 Zurich, Switzerland
Madison Dearborn Capital Partners II, L.P.	27,218,904	—	11.1
Three First National Plaza, Suite 3800 Chicago, IL 60602
Eagle River Investments, LLC	19,500,012	—	8.0
2300 Carillon Point Kirkland, WA 98033
Motorola, Inc.	13,076,376	—	5.3
1303 East Algonquin Road, 11th Floor Schaumburg, IL 60196
William H. Gates III(3)	9,022,906		3.7
One Microsoft Way Redmond, WA 98052
Wellington Management Company, LLP(4)	8,970,440	—	3.7
75 State Street Boston, MA 02109
John Chapple(5)	3,461,024	90,000	1.5
John Thompson(6)	1,668,214	156,667	*
David Thaler	1,254,000	56,667	*
David Aas	1,068,425	60,000	*
Perry Satterlee(7)	1,005,876	100,000	*
Andrew Rush(8)	28,534,054	—	11.7
Dennis Weibling(9)	98,559,840	—	40.3
Timothy Donahue(10)	79,229,228	—	32.4
Andrew Sinwell(11)	27,218,904	—	11.1
Steven Dodge	25,000	13,333	*
Directors and officers as a group (12 persons)(12)	163,810,151	760,001	67.1%

*	Less than 1%

(1)	The following stockholders are parties to a shareholders’ agreement that contains an agreement by all of the parties, except DLJ Merchant Banking (as defined below), to vote for certain of the Company’s directors and imposes restrictions with respect to the sale, transfer or other disposition of the Company’s capital stock by these parties: Nextel WIP, DLJ Merchant Banking, Madison Dearborn Capital Partners II, L.P. (“Madison Dearborn Partners”), Eagle River Investments, LLC (“Eagle River Investments”), Motorola, Inc. (“Motorola”) and all of the Company’s senior management stockholders other than Donald Manning. See “Proposal One-Election of Directors-General” for a description of this agreement. All parties to this agreement disclaim beneficial ownership of shares not owned directly by them or by an entity otherwise affiliated with them.

(2)	Based on information provided by Credit Suisse First Boston, a Swiss bank (the “Bank”), on behalf of itself and its subsidiaries, to the extent that they constitute part of the investment banking business (“CSFB”) of the Credit Suisse First Boston business unit (the “CSFB business unit”) in an amendment to Schedule 13G filed February 14, 2002. According to the amendment to Schedule 13G, the CSFB business unit is also comprised of an asset management business (the “Asset Management business unit”). The ultimate parent company of the Bank is Credit Suisse Group (“CSG”), a corporation formed under the laws of Switzerland. In addition to the CSFB business unit, CSG and its consolidated subsidiaries are comprised of the Credit Suisse Financial Services business unit (the “Credit Suisse Financial Services business unit”). CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and CSFB. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including the Asset Management business unit and the Credit Suisse Financial Services business unit) may beneficially own shares of the securities of the Company (the “Shares”) and, according to the amendment to Schedule 13G, such Shares were not reported in the Schedule 13G. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including CSFB. CSFB disclaims beneficial ownership of Shares beneficially owned by CSG, Asset Management and the Credit Suisse Financial Services business unit.

(3)	Based on information provided by William H. Gates III in a Schedule 13G filed February 19, 2002, the reported shares are owned by Cascade Investment, LLC (“Cascade”) and by Mente, LLC (“Mente”). Mr. Gates is the sole member of Cascade and Mente, and has shared voting and dispositive power with respect to all of the reported shares, which represent 5.45% of the outstanding shares of Class A Common Stock.

(4)	Based on information provided by Wellington Management Company, LLP (“WMC”) in a Schedule 13G filed February 12, 2002, WMC, in its capacity as investment adviser, has shared voting power with respect to 6,566,740 of these shares and shared dispositive power with respect to all of these shares. The shares reported are owned of record by clients of WMC, and represent 5.42% of the outstanding shares of Class A Common Stock. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. According to the Schedule 13G, none of WMC’s clients is known to have such right or power with respect to more than five percent of the Company’s securities.

(5)	Includes 736,666 shares held by JRC Coho LLC, an entity controlled by Mr. Chapple, and 125,000 shares held by Panther Lake LLC, an entity controlled by Messrs. Chapple and Thompson.

(6)	Includes 509,166 shares held by JDT-JRT, LLC, an entity controlled by Mr. Thompson, and 125,000 shares held by Panther Lake LLC, an entity controlled by Messrs. Chapple and Thompson.

(7)	Includes 165,000 shares held by PSS-MSS L.P., an entity controlled by Mr. Satterlee.

(8)	Consists of shares held by entities affiliated with the Bank, some of which are funds managed by DLJ Merchant Banking Partners II, L.P. (“DLJ Merchant Banking”), of which Mr. Rush is a Managing Director. Mr. Rush disclaims beneficial ownership of such shares.

(9)	Consists of shares held by Eagle River Investments, of which Mr. Weibling serves as vice-chairman, and by Nextel WIP, of which Mr. Weibling serves as a director. Mr. Weibling disclaims beneficial ownership of such shares. Also includes 3,600 shares held by On Eagle’s Wings Investments, an entity controlled by Mr. Weibling and his spouse.

(10)	Includes shares held by Nextel WIP, of which Mr. Donahue is president, chief executive officer and a director. Mr. Donahue disclaims beneficial ownership of such shares. Also includes 50,000 shares held by Five Net Three LLC, an entity in which Mr. Donahue and his spouse have a 25% interest, and 5,000 shares held by Al Donahue Soundview Trust, an entity in which Mr. Donahue has a 50% interest. Also includes 93,000 shares held by Mr. Donahue and 25,000 shares held by Mr. Donahue’s spouse.

(11)	Consists of shares held by Madison Dearborn Partners, of which Mr. Sinwell serves as a director. Mr. Sinwell disclaims beneficial ownership of such shares.

(12)	See footnotes 3 through 11 above. Includes John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee, Andrew Rush, Dennis Weibling, Timothy Donahue, Andrew Sinwell, Steven Dodge, Mark Fanning and Donald Manning.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

      The Company’s board of directors is comprised of six directors. Except for DLJ Merchant Banking, the parties to the Company’s amended and restated shareholders’ agreement have agreed to vote their shares of Common Stock to elect as directors the persons listed below:

•	one person selected by Madison Dearborn Partners: currently, Andrew Sinwell;

•	one person selected by Nextel WIP: currently, Timothy Donahue;

•	one person selected by Eagle River Investments: currently, Dennis Weibling; and

•	the Company’s chief executive officer: currently, John Chapple.

      The parties who have agreed to vote in this manner together owned approximately 61% of the Company’s outstanding Common Stock as of December 31, 2001. Prior to the initial public offering of the Company’s Class A Common Stock, DLJ Merchant Banking had the right to designate two directors, one of whom was in turn designated by Madison Dearborn Partners, and all of the parties to the shareholders’ agreement had agreed to vote to elect such designees as directors. On February 18, 2000, the shareholders’ agreement was amended and restated in order to, among other things, terminate the obligation of the other parties to the shareholders’ agreement to vote in favor of the DLJ Merchant Banking designee. The parties to the amended and restated shareholders’ agreement agreed that DLJ Merchant Banking may nominate a director for election by the Company’s stockholders, but that such nominee would otherwise be elected in accordance with the Company’s restated certificate of incorporation and bylaws. Andrew Rush was elected to the Company’s board of directors as a result of his designation by DLJ Merchant Banking prior to the effective date of the amended and restated shareholders’ agreement, and has been nominated by DLJ Merchant Banking for election by the Company’s stockholders at the Annual Meeting. In addition, a first amendment to the amended and restated shareholders’ agreement was executed effective February 22, 2000 in order to, among other things, remove several stockholders from the amended and restated shareholders’ agreement. The current parties to the amended and restated shareholders’ agreement now include Nextel WIP, DLJ Merchant Banking and its affiliated entities (the “DLJ Entities”), Madison Dearborn Partners, Eagle River Investments, Motorola and all of the Company’s senior management stockholders other than Donald Manning.

      All directors will hold office until the next annual meeting of stockholders and until their successors are duly elected.

      Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. The proxies cannot be voted for a greater number of persons than the number of nominees named. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for will be determined by the proxy holders.

Vote Required for Election of Directors

      If a quorum is present and voting, the six nominees receiving the highest number of votes will be elected to the board of directors. The board of directors has nominated John Chapple, Steven B. Dodge, Timothy Donahue, Andrew Rush, Andrew Sinwell and Dennis Weibling to serve as directors.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees

      The names of the nominees and certain information about them as of the Record Date are set forth below:

			Director
Name of Nominee	Age	Positions with the Company	Since

John Chapple	48	President, Chief Executive Officer and Chairman of the Board	1998
Steven B. Dodge(1)	56	Director	2000
Timothy Donahue	53	Director	1999
Andrew Rush(1)	44	Director	1999
Andrew Sinwell(1)	37	Director	1999
Dennis Weibling	50	Director	1999

(1)	Member of the Audit Committee

      John Chapple worked to organize the Company throughout 1998 and has been the president, chief executive officer and chairman of the board of the Company and its subsidiaries since August 1998. Mr. Chapple was elected to the board of directors pursuant to the terms of the amended and restated shareholders’ agreement. Mr. Chapple, a graduate of Syracuse University and Harvard University’s Advanced Management Program, has over 23 years of experience in the wireless communications and cable television industries. From 1978 to 1983, he served on the senior management team of Rogers Cablesystems before moving to American Cablesystems as senior vice president of operations from 1983 to 1988. From 1988 to 1995, he served as executive vice president of operations for McCaw Cellular Communications and subsequently AT&T Wireless Services following the merger of those companies. From 1995 to 1997, Mr. Chapple was the president and chief operating officer for Orca Bay Sports and Entertainment in Vancouver, B.C. Orca Bay owned and operated Vancouver’s National Basketball Association and National Hockey League sports franchises in addition to the General Motors Place sports arena and retail interests. Mr. Chapple is the past chairman of Cellular One Group and the Personal Communications Industry Association, past vice-chairman of the Cellular Telecommunications and Internet Association and has been on the Board of Governors of the NHL and NBA. Mr. Chapple is currently on the Syracuse University Maxwell School Board of Advisors.

      Steven B. Dodge has been a director of the Company and Nextel Partners Operating Corp., a wholly owned subsidiary of the Company, since February 2000. In addition, Mr. Dodge is currently the chairman and chief executive officer of American Tower Corporation, a leading independent owner and operator of communications towers in the United States. American Tower Corporation was organized in July 1995 as a subsidiary of American Radio Systems Corporation, of which Mr. Dodge was the founder and chief executive officer. In June 1998, American Tower Corporation was spun off to the American Radio stockholders at the time of American Radio’s merger with CBS. At that time, American Tower Corporation began trading publicly. Prior to his involvement with American Radio, Mr. Dodge was the founder and chief executive officer of American Cablesystems, a publicly traded cable television company which was merged into Continental Cable in 1988, now Media One. Mr. Dodge also serves on the boards of directors of Sotheby’s Holdings, Inc., an auctioneer of fine arts, antiques and collectibles, Citizens Financial Group, Inc., a financial services holding company, and Sensitech, Inc., a supplier of environmentally sensitive products. Mr. Dodge also serves as a trustee of the Dana Farber Cancer Institute.

      Timothy Donahue has been a director of the Company and its subsidiaries since January 1999. Mr. Donahue was elected to the board of directors as the designee of Nextel WIP pursuant to the terms of the amended and restated shareholders’ agreement. Mr. Donahue has been a director of Nextel since June 1996, was the president and chief operating officer from February 1996 to July 1999, and has been the president and chief executive officer since July 1999. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services. Mr. Donahue has served on the boards of directors of Spectrasite Holdings, Inc. since April 1999 and of Eastman Kodak Company since October 2001. In addition, Mr. Donahue is the vice chairman of the board of directors of the Cellular Telecommunications and Internet Association.

      Andrew Rush has been a director of the Company and Nextel Partners Operating Corp. since January 1999. Mr. Rush was elected to the board of directors as the designee of DLJ Merchant Banking pursuant to the terms of the amended and restated shareholders’ agreement. Mr. Rush has been a managing director of DLJ Merchant Banking, an affiliate of Credit Suisse First Boston, since January 1997, where he is responsible for leading DLJ Global Communications Partners, the telecommunications investment arm of DLJ Merchant Banking. From 1992 to 1997, Mr. Rush was an officer of DLJ Merchant Banking and its predecessors. Mr. Rush currently serves as a member of the boards of directors of 360networks, Inc., a provider of fiber optic networks, and several private companies including Axis Specialty Ltd., a Bermudian insurance company, Louis Dreyfus Communications, a telecommunications company, Telseon, Inc., a provider of optical network services, and IP Communications, an independent broadband service provider.

      Andrew Sinwell has been a director of the Company and Nextel Partners Operating Corp. since January 1999. Mr. Sinwell was elected to the board of directors as the designee of Madison Dearborn Partners pursuant to the terms of the amended and restated shareholders’ agreement. Mr. Sinwell is a managing director of Madison Dearborn Partners, a private equity firm and stockholder of Nextel Partners, which he joined in August 1996. From 1994 to 1996, Mr. Sinwell was a senior policy advisor at the Federal Communications Commission. He currently serves on the boards of directors of Axiowave Networks, Inc., a developer of optical networking equipment, Focal Communications Corporation, a provider of telecommunications services, Looking Glass Networks, Inc., a provider of data transport services, and Western Integrated Network, LLC, a provider of broadband communications services.

      Dennis Weibling has been a director of the Company and Nextel Partners Operating Corp. since January 1999. Mr. Weibling was elected to the board of directors as the designee of Eagle River Investments, an investment management firm, pursuant to the terms of the amended and restated shareholders’ agreement. Mr. Weibling was the president of Eagle River Investments from October 1993 through December 2001 and is now the vice-chairman. Mr. Weibling is a director of Nextel and a member of the operations, audit, finance and compensation committees for Nextel. In addition, Mr. Weibling serves on the board of Nextel International, Inc., a company providing Nextel services in the international market. Mr. Weibling has been a director of XO Communications, Inc. (formerly NEXTLINK), a provider of broadband communications services, since January 1997 and also serves on the boards of Teledesic Corporation, a satellite telecommunications company, and ICO Global Communications (Holding) Limited, a narrowband satellite communication company.

Board Meetings and Committees

      The board of directors of the Company held a total of four meetings during fiscal 2001. The board of directors has an audit committee. The Company does not currently have a compensation committee, and, instead, the entire board of directors makes compensation determinations. In addition, the board of directors does not have a nominating committee or any similar committee performing such functions.

      The audit committee discusses with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The audit committee held two meetings during fiscal 2001.

      No director attended fewer than 75% of the aggregate of the meetings of the board of directors and committees thereof, if any, upon which such director served during the period for which he has been a director or committee member.

Audit Committee Report

      The audit committee currently consists of Messrs. Rush, Sinwell and Dodge. Each of Messrs. Rush, Sinwell and Dodge is an “independent director” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. listing standards. The audit committee operates pursuant to a written charter and is responsible for monitoring and overseeing the Company’s internal controls and financial reporting processes, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors during fiscal 2001, Arthur Andersen LLP (“Arthur Andersen”). As part of fulfilling its responsibilities, the audit committee reviewed and discussed the audited consolidated financial statements for fiscal 2001 with management and discussed those matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with Arthur Andersen. The audit committee received the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committee) from Arthur Andersen, discussed that firm’s independence with representatives of the firm and considered the compatibility of non-audit services with the auditors’ independence. In addition, the audit committee reviewed its Charter, a copy which was attached as Appendix A to the proxy statement for the Annual Meeting of Stockholders held in May 2001, and determined that no changes were necessary.

      Based upon the audit committee’s review of the audited consolidated financial statements and its discussions with management and Arthur Andersen, the audit committee recommended that the board of directors include the audited consolidated financial statements for the fiscal year ended December 31, 2001 in the Company’s Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Andrew Rush
Andrew Sinwell
Steven B. Dodge

Director Compensation

      To date, none of the Company’s directors has received compensation for services provided to the Company as a director other than Mr. Dodge. The Company has granted to Mr. Dodge the following options to purchase shares of Class A Common Stock:

	Number of
Date of Grant	Shares	Vesting Schedule	Exercise Price

February 2000	25,000	Three equal annual installments commencing February 2001	$20.00 per share
December 2000	15,000	Three equal annual installments commencing December 2001	$16.81 per share
October 2001	7,500	Four equal annual installments commencing October 2002	$ 5.35 per share
January 2002	7,500	Four equal annual installments commencing January 2003	$ 8.00 per share

As a non-employee and non-strategic stockholder director, Mr. Dodge will also receive compensation for 2001 of $2,500 per quarter during 2001, plus $1,000 for each of the four board meetings he attended in person, for a total of $14,000. Mr. Dodge will receive the same quarterly and meeting-specific compensation in 2002. All directors are reimbursed for their out-of-pocket expenses in serving on the board of directors.

PROPOSAL TWO

AMENDMENT OF STOCK OPTION PLAN

      On January 17, 2002 the board of directors unanimously approved an amendment to the Company’s existing 1999 Nonqualified Stock Option Plan to increase the number of shares issuable under the plan as described below, and on March 15, 2002, the board of directors unanimously approved an amendment to extend the period during which options may be granted under the plan from January 1, 2003 to January 1, 2008. The 1999 Nonqualified Stock Option was amended and restated by the Company’s board of directors on May 15, 2000, and was further amended on October 17, 2001. The 1999 Nonqualified Stock Option Plan, as amended, is referred to herein as the “Nonqualified Stock Option Plan” or the “Plan.” Stockholders are being asked to approve an amendment to the Plan to increase the number of shares reserved for issuance under the Plan and to extend the period during which options may be granted under the Plan. The complete text of the Second Amended and Restated Nonqualified Stock Option Plan, as proposed to be amended, is attached to this proxy statement as Exhibit A.

Purpose and Effect of Proposed Amendments

      The proposed amendments to the Nonqualified Stock Option Plan will extend the period during which options may be granted under the plan from January 1, 2003 to January 1, 2008 and will increase from 16,545,354 to 28,545,354 the aggregate number of shares of Class A Common Stock that may be issued upon the exercise of options awarded under the Plan. The Company recognizes the importance of attracting and retaining the best talent possible at all levels of the Company, and the board of directors believes that our Nonqualified Stock Option Plan is critical to recruit and retain such employees and to stimulate their active interest in the Company’s growth, development and financial success by closely aligning their interests with those of the Company.

      The Company is seeking to increase the number of shares of Class A Common Stock available for issuance under the Nonqualified Stock Option Plan and to extend the period during which options may be granted because the original plan and the number of shares available for grant under that plan were not intended to last beyond 2001. The Company has grown, since its inception, from a startup to over 2,000 employees. Of the Company’s current employees, approximately 80% own shares in the Company. As a result, prior grants and awards have utilized a substantial number of the shares of Class A Common Stock available under the Plan. As of March 28, 2002 there remained available for issuance only approximately 818,364 shares of Class A Common Stock under the Nonqualified Stock Option Plan out of the 16,545,354 presently authorized. The absence of an adequate number of shares of Class A Common Stock available for issuance under the Nonqualified Stock Option Plan and the impending expiration at the end of 2002 of the period during which options may be granted under the Plan restrict the Company’s ability and flexibility to effectively attract, retain, compensate, provide performance incentives and reward the most qualified employees. As a result, the board of directors believes that it is both necessary and desirable to increase from 16,545,354 to 28,545,354 the aggregate number of shares of Class A Common Stock available for issuance under the Nonqualified Stock Option Plan and to extend the period during which options may be granted under the Plan from January 1, 2003 to January 1, 2008 in order to continue to maintain the Plan’s effectiveness.

Description of the Nonqualified Stock Option Plan

      The following description of the Nonqualified Stock Option Plan is qualified in its entirety by reference to the Second Amended and Restated Nonqualified Stock Option Plan, as proposed to be amended and attached as Exhibit A to this proxy statement. The Nonqualified Stock Option Plan as currently in effect incorporates amendments adopted by the board of directors on May 15, 2000 (to clarify and update the Plan and to allow greater flexibility in administering the Plan) and October 17, 2001 (to increase vesting under the Plan from three to four years). For more details, see the following discussion and Exhibit A to this proxy statement. (Terms used in this description are used as defined in the Plan.)

      Shares Available under our Nonqualified Stock Option Plan. Upon approval of the proposed amendments to the Nonqualified Stock Option Plan, the number of shares of Class A Common Stock that may be covered by outstanding awards granted under the Nonqualified Stock Option Plan and issued upon exercise shall not in the aggregate exceed 28,545,354 shares; provided that this number (i) shall be increased by the number of shares that have been issued pursuant to any of the Restricted Stock Purchase Agreements and subsequently purchased by the Company upon termination of a senior manager; and (ii) may be increased, at the discretion of the board of directors, by the number of shares of Class A Common Stock that are purchased by the Company pursuant to Section 4.05 of the Company’s amended and restated shareholders’ agreement.

      Eligibility. All of the Company’s employees are currently eligible to participate in the Plan.

      Option Rights. Unless the board of directors (or a committee thereof) determines otherwise, the board of directors (or a committee thereof) may grant option rights that entitle the optionee to purchase shares of Class A Common Stock at a price equal to the fair market value on the date of grant. The fair market value of a share of Class A Common Stock was $6.02 on March 28, 2002, which was the closing price of a share of the Class A Common Stock as reported by the Nasdaq Stock Market on that date.

      Unless otherwise provided by the terms of a specific option agreement, option rights that were granted under the Plan prior to the October 17, 2001 amendment vest over three years in three equal annual installments and options that were granted after the October 17, 2001 amendment vest over four years in four equal annual installments, in each case beginning one year from the date of grant. The board of directors (or a committee thereof), however, may in its discretion, upon the occurrence of a defined change of control of the Company, accelerate the vesting of some or all of the unvested option rights being held by employees (but not those held by senior managers).

      The option price is payable in full at the time of exercise (i) in cash or by check, or, (ii) with the consent of the board of directors (or a committee thereof), (a) by the transfer to the Company of shares of Class A Common Stock that are already owned by the optionee with an aggregate fair market value at the time of exercise equal to the option price, or (b) by any combination of the foregoing methods of payment.

      No option right may be exercised by an optionee: (i) more than 10 years from the date of grant; (ii) except where such termination is by reason of death or disability or for cause upon (a) the expiration of three months from the date of the optionee’s termination of employment for employees who are not required to file Forms 3, 4 and 5 under Section 16 of the Exchange Act or upon (b) the expiration of seven months from the date of the optionee’s termination of employment for officers who are required to file Forms 3, 4 and 5 under Section 16 of the Exchange Act; (iii) the expiration of one year from the date of optionee’s termination of employment where the termination is due to disability or death; or (iv) the date of termination where the optionee’s termination is for cause.

      Any option that has not been exercised, exchanged or converted, as the case may be, at or prior to the closing of the purchase by Nextel WIP of all of the Company’s outstanding capital stock (pursuant to and in accordance with Sections 4.01, 4.02, 7.03 or 7.04 of the Company’s amended and restated shareholders’ agreement and the corresponding provisions of the Company’s restated certificate of incorporation), shall be canceled and become unexercisable upon such closing.

      Grants of options to senior managers under the Plan are to be based on criteria established by the board of directors and the chief executive officer and grants to employees other than senior managers shall be made subject to the same performance criteria as senior managers, or such additional or different criteria as the board may establish. The Plan anticipates that approximately twenty-five percent (25%) of the options subject to the Plan will be granted in connection with recruitment of new employees other than senior managers and that senior managers shall receive in the aggregate twenty percent (20%) of the total number of options granted in each year. In its current version, the Plan provides that in no event shall more than thirty percent (30%) of the number of authorized options be granted in any calendar year, and that no options shall be granted after January 1, 2003. If the Plan is amended as proposed, it will provide that in no event shall options representing more than 6,000,000 shares of the Class A Common Stock reserved and authorized for issuance under the Plan be granted in any single calendar year and that no options shall be granted after January 1, 2008.

      Transferability. Unless otherwise determined by the board of directors (or a committee thereof) no options granted under the Plan may be transferred by a participant other than by will or the laws of descent and distribution. Also, except as otherwise determined by the board of directors (or a committee thereof), options may be exercised during a participant’s lifetime only by the participant or his or her legal guardian or legal representative. The board of directors (or a committee thereof) may, in its absolute discretion, impose restrictions on the transferability of shares purchasable upon exercise of an option; provided that any such restrictions shall be set forth in the option agreement. Except as set forth in the option agreement, no option or interest or right therein or part thereof may be used to satisfy the debts, contracts or engagements of the optionee or his or her successors in interest. Nor may any option or any portion thereof be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, voluntary or involuntary, or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy). Any such attempted disposition would be null and void and of no effect.

      Adjustments. If the board of directors (or a committee thereof) determines that any dividend or other distribution (whether in the form of cash, stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of the Company’s stock or other securities, or other similar corporate transaction or event affects the Class A Common Stock such that an adjustment is determined by the board of directors (or a committee thereof) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the board of directors (or a committee thereof) may, in such manner as it deems equitable, adjust any or all of the (i) number of shares of Class A Common Stock with respect to which options may thereafter be granted; (ii) the number of shares of Class Common Stock subject to outstanding options; and/or (iii) the grant or exercise price with respect to any options.

      Administration and Amendments. The Nonqualified Stock Option Plan is administered by the board of directors, which may delegate all or any part of its authority to a committee consisting of not less than the minimum number of persons required by Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code of 1986, as amended, provided that each member of the committee, to the extent necessary to comply with Rule 16b-3 and Section 162(m) only, is a “Non-Employee Director” (as defined in Rule 16b-3) and an “Outside Director” (as defined in Section 162(m)).

      The board of directors may amend the Nonqualified Stock Option Plan in whole or in part without obtaining approval from the Company’s stockholders except when such approval is required under Rule 16b-3 of Section 16 of the Exchange Act or under any other legal or regulatory requirement; provided that the board of directors may not amend or modify the Plan if the proposed modification or amendment would be materially adverse to the senior managers as a group or to any individual participating employee without obtaining prior written consent.

      The board of directors (or a committee thereof) may waive any conditions or rights under, amend the terms of, or alter, suspend, discontinue, cancel or terminate any option granted under the Plan, prospectively or retroactively, provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that adversely affects the rights of an optionee or any holder or beneficiary of any option previously granted shall not become effective without the consent of the affected optionee, holder or beneficiary.

Federal Income Tax Consequences of the Nonqualified Stock Option Plan

      The following is a brief summary of certain of the federal income tax consequences of the issuance and exercise of options granted under the Nonqualified Stock Option Plan based on Federal income tax laws in effect on January 1, 2002. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

      Tax Consequences to Optionees. The grant of an option will not trigger taxable income to the optionee. When any part of the option is exercised, the optionee is deemed to have received ordinary compensation income in an amount equal to the fair market value of the shares of Class A Common Stock received, minus the corresponding option price. If an optionee cannot sell shares acquired through the exercise of an option without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, the recognition of income is delayed (unless the optionee elects otherwise under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), within 30 days of the exercise) until the earlier of (i) the end of six months after the purchase of the stock or (ii) the first day the restriction ceases. If a Section 83(b) election is not timely made, any nonrestricted dividends received with respect to shares issued upon exercise of an option during the period in which those shares are subject to the foregoing restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

      Following the exercise of an option, the optionee will have a tax basis in the shares obtained through exercise of the option equal to the sum of the exercise price paid by the optionee plus the amount taxed as ordinary income (if any) upon exercise of the option. Upon the sale of those shares, the optionee will recognize gain to the extent that the amount received for the shares exceeds the tax basis of the shares. Correspondingly, if the amount received upon sale of those shares is less than the optionee’s tax basis in the shares, the optionee will recognize a loss for tax purposes. The taxable gain (or loss) upon sale of the shares will be taxed as long-term capital gain (or loss) if the optionee has held the shares for more than one year. If the optionee has held the shares for one year or less at the time of sale, the gain (or loss) will be taxed as short-term capital gain (or loss).

      The Plan provides that upon a Change in Control (as defined in the Plan) the vesting status of outstanding options may be accelerated. In addition, the Plan allows discretion for the board of directors (or a committee thereof) to provide for unique vesting terms in an individual option agreement. To the extent options become vested in connection with a Change in Control, the associated gain may be subject to an additional penalty tax of 20 percent, if the gain constitutes an “excess parachute payment.” Section 280G of the Code generally defines a “parachute payment” as compensation paid to officers, shareholders or highly compensated individuals if (a) the amount is more than reasonable compensation, (b) the amount is paid in connection with a change in control, and (c) the amount is in excess of three times the individual’s annualized compensation over the preceding five year period (the “base amount”). The term “excess parachute payment” is generally defined as the excess of any parachute payment over the portion of the base amount allocated to that payment.

      Tax Consequences to the Company. The Company may claim a tax deduction equal to the amount of ordinary income realized by the optionee upon exercise of an option. Unless the optionee is an independent contractor or foreign resident, the Company is generally required to withhold the income and employment taxes applicable to the income the optionee recognizes on the exercise of an option. The Company may withhold from regular wages or supplemental wages, or otherwise ensure that the taxes required to be withheld are available for payment, including the withholding of an appropriate number of shares to be issued upon the exercise of the option.

      A number of factors may limit the Company’s ability to claim a deduction. First, deductibility may not be available to the extent the amount does not constitute reasonable compensation for services rendered. Second, the Company may not deduct amounts that constitute an “excess parachute payment” (as described above). Finally, Section 162(m) of the Code limits a publicly-held company’s ability to deduct compensation in excess of $1 million paid to its chief executive officer or to any other employee whose compensation is required to be reported to shareholders (in accordance with the Securities

Exchange Act of 1934) by virtue of being one of the four highest compensated officers for the taxable year (other than the chief executive officer).

Vote Required for Approval of Amendments

      If a quorum is present and voting, the Nonqualified Stock Option Plan will be amended as proposed if a majority of the stockholders present vote in favor of this proposal. This proposal is not required to be submitted for approval by the Company’s stockholders, but is being submitted to a vote because the Company wants to provide its stockholders with full disclosure and information about the Plan and proposed amendments. If the stockholders do not approve the proposed amendments, the board of directors intends to adopt the amendments without stockholder approval and amend the Plan accordingly.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSED AMENDMENTS TO THE NONQUALIFIED STOCK OPTION PLAN.

ADDITIONAL INFORMATION RELATING TO

DIRECTORS AND OFFICERS OF THE COMPANY

Compensation of Executive Officers

      Summary Compensation Table. The following table sets forth the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1999, 2000 and 2001 by the Company’s chief executive officer and the Company’s other four most highly compensated executive officers (collectively, the “named executive officers”).

		Annual
		Compensation		Long-Term Compensation

		Base		Restricted		Securities		All Other
		Salary	Bonus	Stock Awards		Underlying		Compensation
Name, Principal Position	Year	($)	($)	(1)($)		Options/SARs(#)		(11)($)

John Chapple, President and Chief Executive Officer	2001	195,000	93,844	—		300,000	(7)	—
	2000	175,000	87,500	—		60,000	(8)	—
	1999	150,000	—	491,111	(2)	105,000	(9)	87,500
John Thompson, Chief Financial Officer and Treasurer	2001	195,000	93,844	—		200,000	(7)	—
	2000	175,000	87,500	—		50,000	(8)	—
	1999	150,000	—	339,444	(3)	315,000	(10)	87,500
Perry Satterlee, Vice President — Sales and Marketing	2001	195,000	93,844	—		200,000	(7)	—
	2000	175,000	87,500	—		60,000	(8)	—
	1999	150,000	—	137,222	(4)	120,000	(9)	44,000
David Thaler, Vice President — Business Operations	2001	190,000	91,438	—		175,000	(7)	—
	2000	175,000	87,500	—		50,000	(8)	—
	1999	150,000	—	195,000	(5)	60,000	(9)	87,500
David Aas, Vice President — Engineering and Technical Operations	2001	175,000	84,219	—		150,000	(7)	—
	2000	160,000	80,000	—		60,000	(8)	—
	1999	140,000	—	162,500	(6)	60,000	(9)	10,000

(1)	Represents an estimated value of approximately $.017 per share as of the date of grant, less the price paid per share by such officer for shares of Class A Common Stock sold to such officer at a purchase price of $.002 per share pursuant to restricted stock purchase agreements. As of January 1, 2002, 82% of these shares had vested. Assuming continued employment with the Company, the remaining 18% of the shares will vest as of December 31, 2002.

(2)	Represents 2,946,666 shares of Class A Common Stock. Of these shares, Mr. Chapple held 1,812,200 vested shares as of December 31, 2001, which, based on a per share price of $12, were valued at $21,746,400.

(3)	Represents 2,036,664 shares of Class A Common Stock. Of these shares, Mr. Thompson held 776,579 vested shares as of December 31, 2001, which, based on a per share price of $12, were valued at $9,318,948.

(4)	Represents 823,332 shares of Class A Common Stock. Of these shares, Mr. Satterlee held 539,832 vested shares as of December 31, 2001, which, based on a per share price of $12, were valued at $6,477,984.

(5)	Represents 1,170,000 shares of Class A Common Stock, of which 959,400 shares had vested as of December 31, 2002. As of December 31, 2001, based on per share price as of that date of $12, these vested shares were valued at $11,512,800.

(6)	Represents 975,000 shares of Class A Common Stock, of which 799,500 shares had vested as of December 31, 2001. As of December 31, 2001, based on per share price as of that date of $12, these vested shares were valued at $9,594,000.

(7)	Represents options to purchase shares of Class A Common Stock granted on October 31, 2001, which options have an exercise price of $5.35 per share and vest in four equal annual installments commencing on October 31, 2002.

(8)	Represents options to purchase shares of Class A Common Stock granted on December 31, 2000, which options have an exercise price of $16.81 per share and vest in three equal annual installments commencing on December 31, 2001.

(9)	Represents options to purchase shares of Class A Common Stock granted on December 31, 1999, which options have an exercise price of $1.85 per share and vest in three equal annual installments.

(10)	Represents an option to purchase up to 210,000 shares of Class A Common Stock granted to Mr. Thompson on January 29, 1999, which option has an exercise price of $1.67 per share and is fully vested, as well as an option to purchase up to 105,000 shares granted on December 31, 1999, which option has an exercise price of $1.85 per share and vests in three equal annual installments. Mr. Thompson currently holds 105,000 of the $1.67 per share options, and 52,500 of the $1.85 per share options.

(11)	Represents lump sum payments made to named executive officers on January 29, 1999 for services rendered to the Company prior to that date.

Option Grants in Fiscal Year 2001

      The following table sets forth certain information with respect to stock options granted to each of the Company’s named executive officers during the fiscal year ended December 31, 2001. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option, the period from the grant date to the expiration date, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are mandated by the SEC and do not represent the Company’s estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the Company’s Class A Common Stock. In fiscal year 2001, the Company granted options to acquire up to an aggregate of 3,915,775 shares of Class A Common Stock to employees and directors, excluding options that were subsequently forfeited due to termination, all under the

Company’s stock option plan and all at an exercise price equal to the fair market value of the Company’s Class A Common Stock on the date of grant.

					Potential Realizable
					Value at Assumed Annual
					Rates of Stock Price
		Percent of Total			Appreciation for
	Number of Securities	Options Granted			Option Term
	Underlying Options	to Employees	Exercise Price	Expiration
Name	Granted(#)	in Fiscal 2001	per Share	Date	5%($)	10%($)

John Chapple	300,000	7.7%	$5.35	10/31/11	$1,009,376	$2,557,957
John Thompson	200,000	5.1%	5.35	10/31/11	672,917	1,705,304
Perry Satterlee	200,000	5.1%	5.35	10/31/11	672,917	1,705,304
David Thaler	175,000	4.5%	5.35	10/31/11	588,803	1,492,141
David Aas	150,000	3.8%	5.35	10/31/11	504,688	1,278,978

Aggregate Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

      None of the Company’s named executive officers exercised any options in fiscal 2001. With respect to the Company’s named executive officers, the following table sets forth information concerning exercisable and unexercisable options held as of December 31, 2001. The “Value of Unexercised In-the-Money Options at December 31, 2001” is based upon a price of $12.00 per share, which was the reported last sale price of the Company’s Class A Common Stock on the Nasdaq National Market on December 31, 2001, minus the per share exercise price, multiplied by the number of shares underlying the option.

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	December 31, 2001		December 31, 2001($)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

John Chapple	90,000	375,000	$710,500	$2,350,250
John Thompson	156,667	250,833	1,439,900	1,507,625
David Thaler	56,667	228,333	406,000	1,366,750
David Aas	60,000	210,000	406,000	1,200,500
Perry Satterlee	100,000	280,000	812,000	1,736,000

Executive Employment Contracts and Termination of Employment Arrangements

      The Company has entered, through the Company’s wholly owned subsidiary, into employment agreements with Messrs. Chapple, Thompson, Thaler, Aas and Satterlee in connection with their employment. Each received an annual base salary in fiscal year 2001 ranging from $175,000 to $195,000, with an additional cash payment of up to 50% of his then current base salary if certain performance targets were met. In addition, each has agreed that while employed by the Company, and for one year thereafter, he will not compete against, or solicit employees or business from, the Company or Nextel, or any of the Company’s affiliates.

      Each agreement has an initial four-year term and further provides that in the event the employee is terminated without cause or resigns for good reason, as defined in the agreements, the employee shall be entitled to receive up to one year’s base salary plus an amount equal to the employee’s most recent annual bonus.

Restricted Stock Purchase Agreements and Change of Control Arrangements

      On November 20, 1998, the Company entered into restricted stock purchase agreements with each of Messrs. Chapple, Thompson, Thaler, Aas and Satterlee in consideration of their employment, which agreements were amended on January 29, 1999. Pursuant to these agreements, the Company sold an aggregate of 7,951,662 shares of Class A Common Stock to these executive officers at a price of $0.002 per share. These shares are subject to vesting provisions, and, subject to certain conditions, unvested shares may be repurchased by the Company for $0.002 per share upon termination of the individual’s employment, and vested shares may be repurchased by the Company upon termination for cause or resignation without good reason at varying prices.

      As of December 31, 2001, 82% of these shares had vested. Assuming continued employment with the Company, the remaining 18% of the shares vest on December 31, 2002. In addition, the vesting of the shares may be accelerated upon:

•	a change of control of the Company or Nextel;

•	termination of employment on account of death or disability, or by the Company without cause;

•	resignation for good reason as defined in the agreements; or

•	subject to certain conditions, upon the sale or other disposition by affiliates of DLJ Merchant Banking of 75% or more of their Class A Common Stock.

Employee Stock Purchase Plan

      The Company’s employee stock purchase plan was adopted by the Company’s board of directors in January 2000 and was approved by the Company’s stockholders in February 2000. Initially, a total of 3,000,000 shares of Class A Common Stock has been reserved for issuance under the employee stock purchase plan. The employee stock purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, is administered by a committee appointed by the Company’s board. The Company’s employees, including officers and employee directors, are eligible to participate in the employee stock purchase plan if they are employed for at least 20 hours per week.

      The employee stock purchase plan is implemented by quarterly offering periods. The Company’s board of directors may change the timing or duration of the offering periods. The employee stock purchase plan permits eligible employees to purchase shares of common stock through payroll deductions at 85% of the lesser of the fair market value per share of the common stock on the first day of the offering period or on the purchase date. Participants generally may not purchase shares if, immediately after the grant, the participant would own stock or options to purchase shares of Class A Common Stock totaling 5% or more of the total combined voting power of all of the Company’s outstanding capital stock, or more than $25,000 of the Company’s outstanding capital stock in any calendar year. The purchase price is the lower of the market price of the shares on the first or last day of each fiscal quarter.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during fiscal 2001, it has complied with all filing requirements applicable to its executive officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities.

Board of Directors Report on Executive Compensation

      The Company does not currently have a separate compensation committee, and, instead, the entire board of directors makes compensation determinations. The following is the Report of the board of directors of the Company describing the compensation policies and rationale applicable to the Company’s executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2001. The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the SEC and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

Compensation

      The board of directors establishes the salaries of the executive officers by considering the Company’s financial performance as measured by the Company’s achievement of financial and operating goals including revenue growth, subscriber additions, operating cash flow results and timely completion of network construction. In 2001, the Company exceeded its targeted revenue growth, operating cash flow and network construction objectives. The Company obtained over 93% of its targeted subscriber additions. The board also considers the achievement of individual performance goals related to each executive officer’s duties and area of responsibility. To a lesser extent, the board considers the salaries of executive officers in similar positions at comparably sized peer companies. However, the executive officers’ compensation has been weighted towards equity participation in the Company such that the officers have a substantial incentive towards achieving the Company’s business objectives. As such, the salaries of the executive officers have remained below salaries of executive officers in similar positions in comparably sized peer companies.

Equity-Based Compensation

      The board of directors views stock options as an important part of its long-term, performance-based compensation program. The board of directors bases grants of stock options to the executive officers of the Company under the stock option plan upon the board’s estimation of each executive’s contribution to the long-term growth and profitability of the Company and on achievement by the Company of its primary business objectives for the particular year, which in 2001 included: revenue growth, subscriber additions, operating cash flow results and network construction. The stock option plan is intended to provide additional incentives to the executive officers for the purpose of retention and to maximize stockholder value. Options are generally granted under the stock option plan at the then-current market price and are generally subject to four-year vesting periods to encourage key employees to remain with the Company.

Compensation of the Chief Executive Officer

      John Chapple, the Company’s Chief Executive Officer, received total compensation of $288,844 in 2001, including an annual salary of $195,000. Mr. Chapple’s annual salary was approved by the board of directors (with Mr. Chapple abstaining from these deliberations) by considering several factors, including significantly out-performing corporate financial and operating goals for the fiscal year, the successful expansion of the Company into option territories thereby increasing to over 50 million the number of people covered by markets in which the Company holds licenses, and the contribution of the chief executive officer to the Company’s strategic focus, market position and seamless operations with Nextel. In addition, the Company successfully completed the build out and launch of all of its markets scheduled to be launched by the end of 2001 on time and under budget as required under the joint venture agreement with Nextel WIP Corp. The Company has also outperformed virtually all of the key operating metrics in the business plan created as part of its initial public offering and exceeding the goals for net subscriber additions, customer turnover, average revenue per subscriber, total service revenues, and total covered Pops. No set formula is used for this determination, and no particular function is weighted greater or lesser than the other.

Summary

      The board of directors believes that the Company’s compensation policies have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to the Company’s goals. The Company’s compensation policies will evolve over time as the

Company moves to attain the near-term goals it has set for itself while maintaining its focus on building long-term stockholder value.

Respectfully submitted,

John Chapple
Steven B. Dodge
Timothy Donohue
Andrew Rush
Andrew Sinwell
Dennis Weibling

Compensation Committee Interlocks and Insider Participation

      The Company does not currently have a compensation committee, and, instead, the entire board of directors makes compensation determinations. John Chapple, the Company’s chief executive officer and chairman of the board, participated in the board’s deliberations of executive officer compensation in 2001, but abstained from the deliberations relating to his own compensation. No interlocking relationship exists between any member of the board of directors and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Certain Relationships and Related Transactions

      Amended and Restated Shareholders’ Agreement. On January 29, 1999, the Company entered into a shareholders’ agreement with Nextel WIP, DLJ Merchant Banking, Madison Dearborn Partners, Eagle River Investments, Motorola, the Company’s senior management stockholders and all of the others who were stockholders prior to the Company’s initial public offering. In that agreement, the parties agreed to certain matters relating to the Company’s management and operations and the sale, transfer or other disposition of the Company’s capital stock by these stockholders. This agreement also grants Nextel WIP certain preemptive rights to purchase shares of stock offered to the public by the Company, DLJ Merchant Banking or Madison Dearborn Partners. In addition, pursuant to this agreement, the Company granted to the DLJ Entities and Madison Dearborn Partners certain demand registration rights and to all of the parties “piggyback” registration rights. This agreement was amended and restated in February 2000 in connection with the initial public offering of the Company’s Class A Common Stock. The current parties to the amended and restated shareholders’ agreement are Nextel WIP, DLJ Entities, Madison Dearborn Partners, Eagle River Investments, Motorola and all of the Company’s senior management stockholders other than Donald Manning. Pursuant to the amended and restated shareholders’ agreement, the Company received a joint demand registration request from DLJ Merchant Banking on behalf of all DLJ Entities and from Madison Dearborn Partners. The amended and restated shareholders’ agreement terminates on January 29, 2014.

      Registration Rights Agreement. Pursuant to a registration rights agreement effective February 2000, stockholders who had formerly been parties to the amended and restated shareholders’ agreement were granted rights to include, at the Company’s expense, their shares of common stock in a registration of the Company’s securities under the Securities Act either for its own account or for the account of other security holders exercising registration rights. These registration rights are subject to the right of the underwriters of such an offering to limit the number of shares included in such registration.

Nextel Operating Agreements

      The Company, through its principal subsidiary, entered into agreements with Nextel WIP that govern the build-out and operation of the Company’s portion of the Nextel digital mobile network. Except as specifically set forth below, these operating agreements were executed on January 29, 1999 and, in some cases, were amended on September 9, 1999 and again on September 27, 2000, and have an initial term of ten years, which may be extended for up to an additional two and a half years and renewed for up to four ten-year renewal terms at the Company’s option.

      Joint Venture Agreement. The Company’s joint venture agreement with Nextel WIP requires the Company to build and operate the Company’s portion of the Nextel digital mobile network on time, make it compatible with Nextel’s systems, meet or exceed quality standards applicable from time to time to Nextel’s subsidiaries operating in the United States, and offer a set of core service features and upgrade the Company’s system to comply with future Nextel standards.

      This agreement also governs the transfer of licenses from Nextel WIP to the Company. To the extent that the Company requires additional frequencies to operate its business, the joint venture agreement sets forth the terms under which the Company may acquire such frequencies from Nextel WIP, from third parties or in auctions of spectrum by the Federal Communications Commission. All of the frequencies the Company acquired or may acquire from Nextel WIP are subject to transfer restrictions and rights of first refusal in favor of Nextel WIP.

      Additional terms of the joint venture agreement are as follows: Nextel WIP has agreed to assist the Company with securing vendor discounts; the Company has agreed to obtain Nextel WIP’s approval prior to taking certain significant actions, including making a material change to the Company’s business objectives or technology; with limited exceptions, Nextel WIP has agreed that during the term of the joint venture agreement, Nextel and/or its subsidiaries will not provide digital mobile wireless communications services within the Company’s markets using the Nextel brand name; Nextel WIP has agreed to negotiate with the Company to give it the first right in the Company’s territories to own and operate businesses using the 900 MHz frequency that Nextel currently holds; and the Company is generally required to adhere to the same standards for pricing structure, advertising, promotions, customer care, telemarketing and related activities as the Nextel subsidiaries operating in the United States.

      In the event of a termination of the joint venture agreement, Nextel WIP could, in certain circumstances, purchase or be forced to purchase all of the Company’s outstanding stock. If that happens, Nextel WIP, at its option, would be entitled to pay the purchase price for the Company’s stock in cash or in shares of Nextel common stock.

      Other Operating Agreements. The Company has also entered into operating agreements with Nextel WIP with respect to: the license to Nextel trademarks and service marks; the ability of each company’s subscribers to roam in the other’s territory; Nextel’s use of analog systems and services in the Company’s territories; access to telecommunications towers space; access to information systems; and telecommunications switching services. For the year ended December 31, 2001, the Company paid to Nextel WIP approximately $62.9 million for such services and received from Nextel WIP approximately $58.1 million in roaming revenue.

      Agreement Specifying Obligations and Limiting Liability of, and Recourse to, Nextel. All of the Company’s operating agreements are with Nextel WIP, not Nextel. Pursuant to the terms of the agreement specifying obligations and limiting liability of, and recourse to, Nextel, the maximum cumulative, aggregate cash liability of Nextel and its controlled affiliates, other than Nextel WIP, for any and all actual or alleged claims or causes of action arising in connection with any aspect of the agreements governing or otherwise relating to the operating agreements is capped at $200 million, subject to adjustments for amounts previously advanced. Some significant Nextel obligations, including any commitments that Nextel may make in the future to enable Nextel WIP to subsidize required upgrades and to buy the Company’s stock from its other stockholders under certain circumstances, will not be subject to the cap.

Certain Obligations Under the Company’s Charter

      The Company’s restated certificate of incorporation, under certain circumstances, allows Nextel WIP, or allows holders of a majority of the Company’s Class A Common Stock to cause Nextel WIP, to purchase all of the Company’s outstanding Class A Common Stock. In any such event, Nextel WIP will have the choice of paying for any shares of Class A Common Stock in cash, in shares of Nextel common stock, or in a combination of cash and Nextel common stock. Events that trigger these rights and obligations include:

•	January 29, 2008, subject to certain postponements by the Company’s board of directors;

•	If Nextel changes its digital transmission technology for the Company’s frequency range, the change is materially adverse to the Company and Nextel WIP determines not to provide the Company free of charge the equipment necessary to provide the Company’s subscribers with service comparable to what they had been receiving;

•	If Nextel WIP requires a change in the Company’s business, operations or systems, the change is materially adverse to the Company, Nextel WIP does not subsidize the Company for the costs of such change and the Company declines to implement the required change; or

•	Termination of the Company’s operating agreements with Nextel WIP as a result of the Company’s breach.

      The holders of a majority of the Company’s Class A Common Stock may cause Nextel WIP to purchase all outstanding Class A Common Stock upon the occurrence of certain triggering events. If a triggering event occurs and a majority of the holders of the Company’s Class A Common Stock determine to require Nextel WIP to purchase all of the Company’s outstanding Class A Common Stock, all stockholders will be required to sell their shares to Nextel WIP. In any such event, Nextel WIP will have the choice of paying for any shares of Class A Common Stock in cash, in shares of Nextel common stock, or in a combination of cash and Nextel Common Stock. Events that trigger these rights and obligations include:

•	Change of control of Nextel;

•	If prior to January 29, 2003, Nextel WIP exercises its right under the amended and restated shareholders’ agreement to preempt a public offering of the Company’s stock by DLJ Merchant Banking or Madison Dearborn Partners and buys all of the Company’s shares owned by DLJ Merchant Banking or Madison Dearborn Partners;

•	If the Company does not implement a change in the Company’s business, operations or systems required by Nextel WIP, the change is materially adverse to the Company, and the Company’s board of directors provides non-Nextel affiliated stockholders with the opportunity to require Nextel WIP to buy their shares of Class A Common Stock and a majority of the stockholders vote to do so; or

•	Termination of the Company’s operating agreements with Nextel WIP as a result of a breach by Nextel WIP.

      Holders of the Company’s Class A Common Stock also have the right and/or obligation to participate in any sale by Nextel WIP of all of its shares of the Company’s capital stock to a third party occurring after January 29, 2011. Pursuant to the amended and restated shareholders’ agreement, prior to January 29, 2011, Nextel WIP cannot transfer its shares of the Company’s capital stock to a third party. In the event that the holders of a majority of the Class A Common Stock elect to participate in such sale, then pursuant to the Company’s restated certificate of incorporation, all holders of Class A Common Stock will be required to participate.

Motorola Agreements

      Under the iDEN infrastructure equipment purchase and supply agreements and the subscriber purchase and distribution agreement between the Company and Motorola, the Company agreed to purchase, and Motorola agreed to sell, infrastructure equipment and related software and services required for the build-out of the Company’s portion of the Nextel digital mobile network, as well as telephones and other accessories.

      The Company obtained pricing for the Motorola equipment and handsets on financial and other terms that the Company believes are substantially similar to those obtained by Nextel. For the year ended December 31, 2001, the Company purchased approximately $178 million of infrastructure and other equipment, telephones, warranties and services from Motorola.

DLJ Merchant Banking Relationship

      In the Company’s private placements of debt securities, Credit Suisse First Boston and Donaldson, Lufkin & Jenrette Securities Corporation have each served as initial purchasers of the Company’s senior notes and senior discount notes and received customary discounts and commissions in connection with each such offering. Donaldson, Lufkin & Jenrette Securities Corporation also acted as the Company’s financial advisor and as arranger, and DLJ Capital Funding, Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, acted as syndication agent, under the Company’s credit facility, and received customary fees and reimbursements in connection therewith. DLJ Merchant Banking and certain related parties, all of which are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, own a significant amount of the Company’s equity through their affiliate, Credit Suisse First Boston, and are represented on the board of directors. Donaldson, Lufkin & Jenrette Securities Corporation was a co-lead manager of the initial public offering of the Company’s Class A Common Stock, and the Company may from time to time enter into other investment banking relationships with it or one of its affiliates. The aggregate amount of all fees paid to the Credit Suisse First Boston and entities affiliated with Donaldson, Lufkin and Jenrette in connection with the capitalization transactions and for financial services in 2001 was approximately $2.4 million.

Other Transactions with Directors and Senior Management

      Since inception, the Company has entered into restricted stock purchase agreements with each of Messrs. Chapple, Thompson, Thaler, Aas, Satterlee, Fanning and Manning pursuant to which the Company has sold an aggregate of 8,834,994 shares of Class A Common Stock to these executive officers at a price of $0.002 per share. In addition, on January 29, 1999, Mr. Thompson obtained an interest-free secured loan of $2.2 million from the Company, evidenced by a non-negotiable promissory note due and payable on January 29, 2003. As of March 29, 2002, the entire amount of Mr. Thompson’s note remained outstanding.

      During the fiscal year ended December 31, 2001, the Company also granted options to purchase shares of Class A Common Stock under the Company’s employee stock option plan to the following officers and directors on the date, for the number of shares and with an exercise price indicated opposite each person’s name:

		Number of Shares	Exercise
Name	Grant Date	Underlying Options	Price

John Chapple	10/31/01	300,000	$5.35
John Thompson	10/31/01	200,000	5.35
David Thaler	10/31/01	175,000	5.35
David Aas	10/31/01	150,000	5.35
Perry Satterlee	10/31/01	200,000	5.35
Mark Fanning	10/31/01	112,500	5.35
Donald Manning	10/31/01	112,500	5.35
Steven Dodge	10/31/01	7,500	5.35

These options vest in four equal annual installments commencing on October 31, 2002.

      In the ordinary course of business, the Company has engaged the consulting services of and leased tower space from American Tower Corporation, of which Mr. Dodge, one of the Company’s directors, is a stockholder, president, chief executive officer and chairman of the board of directors.

Performance Graph

      The graph below compares the cumulative total stockholder return on the Company’s Class A Common Stock commencing February 23, 2000, the first trading date following the effective date of the Company’s initial public offering, and ending December 31, 2001, with the cumulative total stockholder return of companies comprising the Nasdaq Stock Market (US) Index and the total return of a peer group of companies comprising the Nasdaq Telecommunications Index, which includes wireless telecommunication companies traded on the Nasdaq Stock Market.

Comparison of Cumulative Total Return

Among Nextel Partners, Inc.,
Nasdaq Stock Market (US Companies) Index and
Nasdaq Telecommunications Index

	February 23, 2000	December 31, 2001

Nextel Partners, Inc.	$100.00	$40.00
Nasdaq Stock Market (US) Index	$100.00	$42.87
Nasdaq Telecom Index	$100.00	$21.36

      The graph above assumes that $100 was invested on February 23, 2000 in the Company’s Class A Common Stock and in each index, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future returns.

Auditors

      Arthur Andersen has acted as the Company’s auditor since 1998. In view of the highly publicized events involving Arthur Andersen, the audit committee and the board of directors will continue to monitor the Company’s engagement of Arthur Andersen and other developments relating to that firm. A representative of the firm will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Arthur Andersen for professional services rendered for the audit of the Company’s annual financial statements for the year 2001 and reviews of the financial statements included in the Company’s Forms 10-Q for the year 2001 were approximately $217,000.

Financial Information Systems Design and Implementation Fees

      Arthur Andersen provided no professional services of this nature to the Company in the year 2001.

All Other Fees

      The aggregate fees billed for services rendered to the Company by Arthur Andersen, other than fees for audit services, for the year 2001 were approximately $81,000.

Transaction of Other Business

      The board of directors of the Company knows of no other matters to be submitted at the meeting. If any other matters come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the board of directors may recommend.

Annual Report to Stockholders and Form 10-K

      The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2001 (which is not a part of the Company’s proxy soliciting materials) is being mailed to the Company’s stockholders with this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K, without exhibits, is included with the Annual Report to Stockholders.

By Order of the Board of Directors

John Chapple
President, Chief Executive Officer
and Chairman of the Board

Kirkland, Washington

April 15, 2002

EXHIBIT A

NEXTEL PARTNERS, INC.

1999 NONQUALIFIED STOCK OPTION PLAN

Effective: January 29, 1999

Second Amended and Restated as of May 14, 2002

NEXTEL PARTNERS, INC.

1999 NONQUALIFIED STOCK OPTION PLAN

      Nextel Partners, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), hereby adopts this 1999 Nonqualified Stock Option Plan, to be effective as of January 29, 1999. The purposes of this Plan are as follows:

      1.     To further the growth, development and financial success of the Company by providing additional incentives to certain of its senior management and other key Employees who have been or will be given responsibility for the management or administration of the Company’s business affairs, by assisting them to become owners of capital stock of the Company and thus to benefit directly from its growth, development and financial success.

      2.     To enable the Company to obtain and retain the services of the type of professional, technical and managerial employees and other persons considered essential to the long-range success of the Company by providing and offering them an opportunity to become owners of capital stock of the Company pursuant to the exercise of “non-qualified” options which do not qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

ARTICLE 1

DEFINITIONS

      Whenever the following terms are used in this Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, where the context so indicates.

      1.1     “Beneficial Owner” means a beneficial owner as defined in Rules 13d-3, 13d-5 or 16a-1 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days, but such provision of the Rules will apply only if (i) all conditions (other than payment of the purchase or acquisition price of such securities) to such Person’s exercise of such rights have been satisfied and (ii) such securities (if options, warrants, or similar derivatives) are “in-the-money,” provided that in all cases a Person shall not be deemed a Beneficial Owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder, and (2) is not also then reportable on Schedule 13D under the Exchange Act.

      1.2     “Board” shall mean the Board of Directors of the Company.

      1.3     “Capital Stock” of any Person means any and all shares, interests, participation or other equivalents (however designated) of stock of, or other ownership interests in, such Person, but excluding any pay-in-kind preferred stock, other “debt equivalents” and mandatorily redeemable “nominal equity” securities.

      1.4     “Change in Control of the Company” means the occurrence of any of the following events:

(a) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) (i) is or becomes the Beneficial Owner of more than 50% of the total Voting Stock or Total Common Equity of the Company, or (ii) otherwise has the power to direct the management and policies of the Company, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise, except that no change of control will be deemed to have occurred under this clause (ii) as a result of customary rights granted (A) in any indenture, credit agreement or other agreement for borrowed money or (B) to holders of non-convertible, mandatorily redeemable, preferred stock unless and until action occurs that would otherwise cause a “Change in Control of the Company” as herein defined, provided that such rights were granted pursuant to a transaction in the financial markets and not as part of a strategic alliance or similar transaction;

(b) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person (other than to a direct or indirect wholly owned Subsidiary of the Company);

(c) the Company, directly or indirectly, consolidates with, or merges with or into, another Person, or any Person, directly or indirectly, consolidates with, or merges with or into, the Company, and pursuant to such transaction (or series of transactions) either: (i) the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, but excluding a transaction (or series of transactions) where (A) the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock of the surviving or transferee Person and (B) the holders of Voting Stock of the Company immediately preceding such transaction receive more than 50% of the total Voting Stock and Total Common Equity of the surviving or transferee Person in substantially the same relative proportions as such holders had prior to such transaction; or (ii) new shares of Voting Stock of the Company are issued so that immediately following such transaction, the holders of Voting Stock of the Company immediately preceding such transaction own less than 50% of the Voting Stock and Total Common Equity of the surviving Person; or

(d) during any period of two consecutive years following the Closing Date, individuals who at the beginning of such period constituted the Board (together with any Directors who are members of the Board on the date of the Closing, and any new Directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; provided, that no change in the composition of the Board in connection with the Closing, or by reason of any substitution of one Director for another so long as both Directors are nominated by the same Person, shall constitute a Change in Control of the Company for purposes of this paragraph (d).

      Notwithstanding the foregoing, no “Change in Control of the Company” shall occur (i) merely by reason of any creditor of the Company foreclosing on or otherwise causing the sale, transfer or other disposition of all or any substantial part of the Company’s assets (including, without limitation, the Company’s equity interests in its subsidiaries) or (ii) merely by reason of a transfer by Eagle River Investments, LLC (“Eagle River”) to another Person of the Capital Stock of the Company owned by Eagle River so long as Craig O. McCaw (“McCaw”) controls (as defined in Section 4.01(h) of the Shareholders’ Agreement) such Person whether or not McCaw owns a majority of the equity interests of such Person, unless such transfer referred to in this clause (ii), alone or in conjunction with other transactions, results in the occurrence of an event of the type described in any of clauses (a), (b), (c) or (d) above.

      1.5     “Closing” means the initial closing (if any) of the equity investments contemplated by the Commitment Letter.

      1.6     “Closing Date” means the date of the Closing.

      1.7     “Closing Price” on any Trading Day with respect to the per share price of any shares of Capital Stock of any Person means the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or if such shares of Capital Stock are not listed or admitted to trading on such exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ Stock Market or, if such shares are not listed or admitted to trading on any national securities exchange or quoted on the NASDAQ Stock Market and the issuer and principal securities exchange do not meet such requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm of national standing that is selected from time to time by such Person for that purpose.

      1.8     “Code” shall mean the Internal Revenue Code of 1986, as amended.

      1.9     “Commitment Letter” means the Commitment Letter, dated December 4, 1998, among the Company and the investors named therein.

      1.10     “Committee” shall mean the Board or any committee consisting of Board members properly designated by the Board, who shall administer this Plan as provided in Article 6 hereof. The Committee shall be composed of not less than the minimum number of persons from time to time required by Rule 16b-3 under the Exchange Act and Section 162(m) of the Code each of whom, to the extent necessary to comply with Rule 16b-3 and Section 162(m) only, is a “Non-Employee Director” and an “Outside Director” within the meaning of Rule 16b-3 and Section 162(m), respectively.

      1.11     “Company” shall mean Nextel Partners, Inc., a Delaware corporation.

      1.12     “Director” shall mean a member of the Board.

      1.13     “DLJ Entity” has the meaning specified in the Shareholders’ Agreement.

      1.14     “Employee” shall mean any employee of the Company, or of any corporation which is then a Parent Corporation or Subsidiary, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan. The determination of who is an eligible Employee shall be made by the Committee. Any decision made by the Committee that does not constitute an abuse of discretion shall be final and binding.

      1.15     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

      1.16     “Exercise Price” means the purchase price of an Option as set forth in the Option Agreement.

      1.17     “Joint Venture Agreement” means the Joint Venture Agreement, dated as of the Closing Date, among the Company, Nextel Partners Operating Corp. and NWIP, as amended and in effect, from time to time.

      1.18     “Nextel” shall mean NEXTEL Communications, Inc., a Delaware corporation.

      1.19     “NWIP” shall mean Nextel WIP Corp., a Delaware corporation.

      1.20     “Option” shall mean an option to purchase Shares granted under this Plan.

      1.21     “Option Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Option as set forth in Section 4.1.

      1.22     “Optionee” shall mean a Senior Manager or other Employee or individual to whom an Option is granted under this Plan.

      1.23     “Parent Corporation” shall mean any corporation or other entity of which the Company is a direct or indirect Subsidiary.

      1.24     “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      1.25     “Plan” shall mean this 1999 Nonqualified Stock Option Plan.

      1.26     “Recruiting Options” has the meaning specified in Section 3.3(b).

      1.27     “Restricted Stock Purchase Agreements” shall mean the Restricted Stock Purchase Agreements, dated as of November 20, 1998, as amended, between each of the Senior Managers and the Company and the Restricted Stock Purchase Agreement, as amended, between Donald J. Manning and the Company dated September 9, 1999.

      1.28     “Securities Act” shall mean the Securities Act of 1933, as amended.

      1.29     “Senior Manager” shall mean John Chapple, John Thompson, David Thaler, David Aas, Perry Satterlee, Mark Fanning and any other Employee designated as a Senior Manager by the Company.

      1.30     “Service” shall mean, with respect to any Employee, the period (in calendar days) elapsed between (i) such Employee’s first day of employment as an Employee and (ii) the day of such Employee’s Termination of Employment.

      1.31     “Shareholders’ Agreement” shall mean the Shareholders’ Agreement, dated as of the Closing Date, among the Company, NWIP and the other stockholders of the Company named therein, as amended and in effect, from time to time.

      1.32     “Shares” shall have the meaning set forth in Section 2.1 hereof.

      1.33     “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. “Subsidiary” shall also mean any partnership, or limited liability company, in which the Company and/or any Subsidiary owns more than 50% of the capital or profit interests.

      1.34     “Termination of Employment” shall mean, with respect to any Employee, the date on which the employee-employer relationship between such Employee and the Company, a Parent Corporation or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous re-employment by the Company, a Parent Corporation or a Subsidiary. Except as otherwise provided herein or in any Option Agreement, the Committee, in its absolute discretion, shall determine the effect of all other matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Employment.

      1.35     “Total Common Equity” of any Person means, as of any day of determination, the product of (i) the aggregate number of fully diluted shares of common stock of such Person on such day and (ii) the average Closing Price of such common stock over the 20 consecutive Trading Days immediately preceding such day. If no such Closing Price exists with respect to shares of any such class, the value of such shares for purposes of clause (ii) of the preceding sentence shall be determined by the board of directors of such Person in good faith and evidenced by a resolution of such board of directors.

      1.36     “Trading Days” with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

      1.37     “Voting Stock” shall mean any Capital Stock which ordinarily has voting power for the election of directors (or persons performing similar functions), whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

      1.38     “Years of Service” shall mean, with respect to any Employee as of any date of determination, the total number of days of such Employee’s Service with the Company divided by 365.

ARTICLE 2

SHARES SUBJECT TO PLAN

      2.1     Shares Subject to Plan. The shares of stock subject to Options shall be shares of the Company’s Class A Common Stock, par value $.001 per share (the “Shares”). The aggregate number of such Shares which may be issued upon exercise of Options under this Plan shall not exceed 28,545,354; provided, that this number (i) shall be increased by the number of Shares issued pursuant to any of the Restricted Stock Purchase Agreements that are purchased by the Company upon termination of any Senior Manager and (ii) may be increased, at the discretion of the Board, by the number of Shares (if any) that are purchased by the Company pursuant to Section 4.05 of the Shareholders’ Agreement.

      2.2     Unexercised Options. If any Option expires, is forfeited, or is cancelled without having been fully exercised, the shares subject to such Option but as to which such Option was not exercised prior to its expiration, forfeiture or cancellation may again become shares with respect to which Options may be granted hereunder.

      2.3     Changes in Company’s Shares. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares of the Company (or number and kind of other securities or property) with respect to which Options may thereafter be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Options, and (iii) the grant or exercise price with respect to any Options, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Option.

ARTICLE 3

GRANTING OF OPTIONS

      3.1     Eligibility. Any Employee of the Company or of any corporation which is then a Parent Corporation or a Subsidiary shall be eligible to be granted Options in the sole discretion of the Committee. Notwithstanding any provision of this Plan to the contrary, officers or Directors of the Company, regardless of whether they are Employees, may be granted Options in the sole discretion of the Committee, in the same manner as if they were Employees.

      3.2     Granting of Options.

(a) The Committee shall from time to time, in its absolute discretion:

(i) Select from among Employees (including Employees to whom Options have previously been granted under the Plan) such of them as in its opinion should be granted Options; and

(ii) Determine the number of Shares to be subject to such Options granted to such Employees; and

(iii) Determine the terms and conditions of such Options, consistent with the Plan.

(b) Upon the selection of an Employee to be granted an Option, the Committee shall instruct the Secretary of the Company to issue such Option and may impose such conditions to the grant of such Option as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition to the grant of an Option to an Employee that the Employee surrender for cancellation some or all of the unexercised Options which have been previously granted to him. An Option, the grant of which is conditioned upon such surrender, may have an option price lower (or higher) than the option price of the surrendered Option, may cover the same (or a lesser or greater) number of shares as the surrendered Option, may contain such other terms as the Committee deems appropriate and shall be exercisable in accordance with its terms, without regard to the number of shares, price, option period or any other term or condition of the surrendered Option.

      3.3     Limitations on Granting of Options.

(a) The grant of Options to Senior Managers shall be conditioned on the criteria established by the Board and the chief executive officer of the Company. In making grants to Employees other than

Senior Managers, the Board may make such grants subject to the same performance criteria as Senior Managers, or the Board may establish additional or different criteria.

(b) It is intended that approximately twenty-five percent (25%) of the Options subject to this Plan will be granted in connection with the recruitment of new Employees other than the Senior Managers (“Recruiting Options”).

(c) Options for no more than six million of the authorized Shares shall be granted in any calendar year.

(d) No Options may be granted after January 1, 2008.

(e) The first Options (other than Recruiting Options) to be granted under this Plan will be awarded effective as of December 31, 1999, based on performance goals established for eligible Employees for 1999.

(f) It is intended that the Senior Managers will receive in the aggregate twenty percent (20%) of the total number of Options granted in each year, but in the sole discretion of the Committee such aggregate percentage may be reduced, but not below ten percent (10%) of the total number of Options granted in each year, unless such reduction below ten percent (10%) is with the consent of the individual affected Senior Manager.

ARTICLE 4

TERMS OF OPTIONS

      4.1     Option Agreements. Each Option shall be evidenced by an Option Agreement, which shall contain such terms and conditions as the Committee shall determine, consistent with the Plan. Unless the Committee determines otherwise, the exercise price of each Option shall be equal to the fair market value of a share of Class A Common Stock as of the date of grant of such Option as determined by the Committee.

      4.2     Ordinary Vesting.

(a) With respect to all Options granted on or after October 17, 2001 and except as otherwise provided herein or in any Option Agreement, the maximum portion of an Option (expressed as a percentage of such Option) that shall be exercisable (vested) in whole or in part shall be a function of the Optionee’s years of service from date of grant as shown on the following table:

Exercisable
Percentage
Years of Service After Grant Date	of Option

Less than 1	0%
1	25%
2	50%
3	75%
4 (or more)	100%

(b) Options shall become exercisable at such times and in such installments (which may be cumulative) as shall be provided in the terms of each individual Option Agreement; provided, however, that by a resolution adopted after an Option is granted the Committee may, on such terms and conditions as it may determine to be appropriate, accelerate the time at which such Option or any portion thereof may be exercised.

(c) Subject to the terms of any Option Agreement, no portion of an Option which is unexercisable under Section 4.4 at Termination of Employment shall thereafter become exercisable.

      4.3     Accelerated Vesting. Subject to the terms of any Option Agreement, upon a Change in Control of the Company, the Committee shall have the right, exercisable in its discretion (taking into account, among other factors, the effect on the availability of pooling treatment in connection with the Change in Control), to accelerate the vesting of some or all of the unvested Options then held by Employees other than Senior Managers.

      4.4     Expiration of Options. The following terms shall govern the exercise and/or expiration of any Options:

(a) Except as otherwise provided in an Option Agreement, no Option may be exercised to any extent by anyone after the first to occur of the following events:

(i) The expiration of ten years and one day from the date the Option was granted; or

(ii) Except in the case of any Optionee who is terminated by reason of disability (within the meaning of Section 22(e)(3) of the Code), death or for cause, the expiration of three months, or, in the case of an officer of the Company, any Parent Corporation or any Subsidiary who is required to file Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act, seven months, from the date of the Optionee’s Termination of Employment; or

(iii) In the case of an Optionee whose termination is due to disability (within the meaning of section 22(e)(3) of the Code), the expiration of one year from the date of the Optionee’s Termination of Employment;

(iv) In the case of an Optionee whose termination is due to death, the expiration of one year from the date of the Optionee’s death; or

(v) In the case of an Optionee whose termination is for cause, the date of Optionee’s termination of employment.

(b) Subject to the provisions of Section 4.4(a), the terms of each individual Option shall provide when such Option expires and becomes unexercisable. The Committee may, either by the terms of any Option or by a resolution adopted after an Option is granted, extend any of the periods set forth in Sections 4.4(a)(ii), (iii) or (iv) on such terms and conditions as it may determine to be appropriate, provided however that in no event shall such extension be for a term longer than the original term of such Option.

(c) Except as otherwise provided in an Option Agreement, if NWIP purchases all or is required to purchase all of the outstanding Company Capital Stock (as defined in the Shareholders’ Agreement) in accordance with any of Sections 4.01, 4.02, 7.03 or 7.04 of the Shareholders’ Agreement, or any of the corresponding provisions of the Restated Certificate of Incorporation of the Company, any Option not exercised, exchanged or converted, as the case may be, at or prior to the closing of such purchase, as provided in the Shareholders’ Agreement or the Restated Certificate of Incorporation, as applicable, shall be canceled and become unexercisable upon such closing, and the Company’s books and records shall reflect such cancellation.

      4.5     No Right to Continued Employment. Nothing in this Plan or in any Option Agreement hereunder shall confer upon any Optionee any right to continue in the employ of the Company, any Parent Corporation or any Subsidiary or shall interfere with or restrict in any way the rights of the Company, its Parent Corporations and its Subsidiaries, which are hereby expressly reserved, to terminate or discharge any Optionee at any time for any reason whatsoever, with or without cause.

ARTICLE 5

EXERCISE OF OPTIONS

      5.1     Person Eligible to Exercise. During the lifetime of the Optionee, only he may exercise an Option granted to him, or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under Section 4.4, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

      5.2     Partial Exercise. At any time and from time to time prior to the time when an exercisable Option or exercisable portion thereof becomes unexercisable under Section 4.4, such Option or portion thereof may be exercised in whole or in part, provided, however, that the Company shall not be required to issue fractional shares and the Committee may, by the terms of the Option, require any partial exercise to be with respect to a specified minimum number of shares.

      5.3     Manner of Exercise. Except as otherwise provided in an Option Agreement or in accordance with exercise procedures established by the Company from time to time including cashless exercises and exercises managed on behalf of the Company by a third party, an exercisable Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company all of the following prior to the time when such Option or such portion becomes unexercisable under Section 4.4:

(a) Notice in writing signed by the Optionee or other person then entitled to exercise such Option or portion, stating that such Option or portion is exercised, such notice complying with all applicable rules established by the Committee; and

(b) Payment as set forth in the following provisions and paragraph (c), below:

(i) Full payment (in cash or by check) for the Shares with respect to which such Option or portion is thereby exercised; or

(ii) Subject to the Committee’s consent, full payment by delivery to the Company of Shares owned by Optionee duly endorsed for transfer to the Company by Optionee or other person then entitled to exercise such Option or portion, with an aggregate fair market value equal to the Option price of the Shares with respect to which such Option or portion is thereby exercised; or

(iii) Subject to the Committee’s consent, any combination of the considerations provided for in the foregoing subsections (i) or (ii); and

(c) On or prior to the date the same is required to be withheld:

(i) Full payment (in cash or by check) of any amount that must be withheld by the Company for federal, state and/or local tax purposes; or

(ii) Subject to the Committee’s consent, full payment by delivery to the Company of Shares owned by Optionee duly endorsed for transfer to the Company by Optionee or other person then entitled to exercise such Option or portion with an aggregate fair market value equal to the amount that must be withheld by the Company for federal, state and/or local tax purposes; or

(iii) Subject to the Committee’s consent, full payment by retention by the Company of Shares to be issued pursuant to such Option exercise with an aggregate fair market value equal to the amount that must be withheld by the Company for federal, state and/or local tax purposes; or

(iv) Subject to the Committee’s consent, any combination of payments provided for in the foregoing subsections (i), (ii) or (iii);

provided that if the Optionee is an officer of the Company required to file Forms 3, 4 and 5 pursuant to Section 16 of the Exchange Act then if and to the extent required by Rule 16b-3 thereunder, an election to make full payment by the means described in Sections 5.3(c)(ii) or 5.3(c)(iii) shall be made more than six months after grant of the Option and either made and the Option exercised only during the period beginning on the first business day following the date of release of quarterly or annual summary statements of sales and earnings of the Company and ending on the thirtieth business day following such date, or irrevocably made more than six months prior to the date the amount of tax to be withheld is determined; and

(d) Such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

(e) In the event that the Option or portion thereof shall be exercised pursuant to Section 5.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

      5.4     Conditions to Issuance of Stock Certificates. The Shares issuable and deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to the fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d) The lapse of such reasonable period of time following the exercise of the Option as the Committee may establish from time to time for reasons of administrative convenience.

      5.5 Rights of Shareholders. The holders of Options shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

ARTICLE 6

ADMINISTRATION

      6.1 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Options and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any decision of the Committee on any issue of interpretation, fact or law that does not constitute an abuse of discretion will be final and binding upon all participants.

      6.2 Majority Rule. The Committee shall act by a majority of its members in office. The Committee shall act in accordance with the Bylaws of the Company.

      6.3 Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall serve without compensation. All expenses and liabilities incurred by members of the Committee in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Optionees, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee shall be fully protected by the Company in respect to any such action, determination or interpretation.

ARTICLE 7

OTHER PROVISIONS

      7.1 Options Not Transferable. The Committee, in its absolute discretion, may impose such restrictions on the transferability of the Shares purchasable upon the exercise of an Option as it deems appropriate, provided, that any such restriction shall be set forth in the respective Option Agreement. Except as set forth in any Option Agreement, no Option or interest or right therein or part thereof shall be available to satisfy the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

      7.2 Amendment, Suspension or Termination of the Plan and Options.

(a) This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board without obtaining approval from the Company’s shareholders except as such shareholder approval may be required pursuant to Rule 16b-3 under Section 16 of the Exchange Act or any other legal or regulatory requirement; provided, however, that the Board shall not modify or amend this Plan if such proposed modification or amendment may reasonably be expected to be materially adverse to the Senior Managers as a group or to any individual participating Employee without obtaining the prior written consent of not less than a majority of such Senior Managers or such individual participating Employee, respectively. Neither the amendment, suspension nor termination of the Plan shall, without the consent of the holder of any Option, alter or impair any rights or obligations under any Option theretofore granted. No Option may be granted during any period of suspension nor after termination of the Plan, and in no event may any Option be granted under this Plan after the expiration of ten years from the date the Plan is adopted by the Board.

(b) Subject to the terms of this Plan and applicable law, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Option theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of an Optionee or any holder or beneficiary of any Option theretofore granted shall not to that extent be effective without the consent of the affected Optionee, holder or beneficiary.

      7.3 Effect of Plan Upon Other Option and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent Corporation or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company, any Parent Corporation or any Subsidiary (a) to establish any other forms of incentives or compensation for employees of the Company, any Parent Corporation or any Subsidiary or (b) to grant or assume Options otherwise than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of Options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

      7.4 Share Certificates. Certificates issued in respect of Shares shall, unless the Committee otherwise determines, be registered in the name of the Optionee and shall be deposited by such Optionee, together with a stock power endorsed in blank, with the Company. When the Optionee ceases to be bound by any transfer restrictions set forth herein the Company shall deliver such certificates to the Optionee upon request. Such stock certificate shall carry such appropriate legends, and such written instructions shall be given to the Company’s transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act, any state securities laws or any other applicable laws. All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Option or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission or any stock exchange upon which such Shares or other securities are then listed and any applicable laws or rules or regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      7.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

      7.6 Governing Law. To the extent not preempted by Federal law, this Plan shall be governed by the internal laws of the State of Delaware without regard to its conflict-of-law rules.

      7.7 Effective Date. This Plan shall be effective as of the date first above written.

NEXTEL PARTNERS, INC.

By:

Its:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
NEXTEL PARTNERS, INC.
Proxy for 2002 Annual Meeting of Stockholders
May 14, 2002

The undersigned stockholder of NEXTEL PARTNERS, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 2002 Annual Meeting of Stockholders of the Company to be held on Tuesday, May 14, 2002 at 10:00 a.m., local time, in the Balsam Room at the Hyatt Regency Hotel, 900 Bellevue Way NE, Bellevue, Washington 98004, and hereby revokes all previous proxies and appoints John Chapple or Donald J. Manning, or either of them, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf and in the name of the undersigned, to cast and otherwise represent all votes that the undersigned is entitled to cast at the Annual Meeting, or any adjournments thereof, with the same effect as if the undersigned were present and voting such shares, on the matters set forth on the reverse side of this Proxy Card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER; UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED:

•	“FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THE ACCOMPANYING PROXY STATEMENT;

•	“FOR” THE AMENDMENT OF THE 1999 NONQUALIFIED STOCK OPTION PLAN AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT; AND

•	IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS.

(Continued, and to be marked, dated and signed, on the other side.)

FOLD AND DETACH HERE

You can now access your Nextel Partners, Inc. account online.

Access your Nextel Partners, Inc. stockholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC, agent for Nextel Partners, Inc., now makes it easy and convenient to get current information on your stockholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Establish/change your PIN

Visit us on the web at http://www.mellon-investor.com
and follow the instructions shown on this page.

Step 1: First Time Users — Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen. You will need your Social Security Number (SSN) to establish a PIN.

Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.
•  Enter SSN
•  Enter PIN
• Then click on the Establish PIN button	To access your account please enter your: • SSN • PIN • Then click on the submit button If you have more than one account, select the appropriate account and continue.	You are ready to access your account information. Click on the appropriate button to view or initiate transactions.

•  Certificate History
•  Book-Entry Information
•  Issue Certificate
•  Payment History
•  Address Change
• Duplicate 1099

Please be sure to remember your PIN or maintain it in a secure place for future reference.

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Please mark your votes as indicated in this example

		FOR all of the nominees listed below (except those names that are crossed out)	WITHHOLD AUTHORITY to vote for all of the nominees listed below

1. ELECTION OF DIRECTORS

Six directors are to be elected at the Annual Meeting for a one-year term ending in 2003. The Board of Directors has nominated John Chapple, Steven Dodge, Timothy Donahue, Andrew Rush, Andrew Sinwell and Dennis Weibling for election as directors and recommends a vote “FOR” each of these nominees.

If you wish to withhold authority to vote for any individual nominee, cross out that nominee’s name in the list below:

Nominees:	01 John Chapple 02 Steven Dodge 03 Timothy Donahue 04 Andrew Rush 05 Andrew Sinwell 06 Dennis Weibling

2.	AMENDMENT OF 1999 NONQUALIFIED STOCK
OPTION PLAN
You are being asked to vote on approval of the proposed amendments to the Company’s 1999 Nonqualified Stock Option Plan that would increase the number of shares available for issuance under the plan by 12,000,000 shares from 16,545,354 to 28,545,354 and extend the period during which options may be granted under the plan from January 1, 2003 until January 1, 2008. The Board of Directors recommends a vote “FOR” Proposal 2.	FOR	AGAINST	ABSTAIN

In their discretion, the Proxies are entitled to vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXYHOLDERS DEEM ADVISABLE.

Signature(s)	Date , 2002

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

Detach here from proxy voting card

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK,
SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you return your proxy card by mail, you should retain a copy of the control number below; it will be required if you wish to change your proxy by Internet or telephone at a later date.

Internet http://www.eproxy.com/nxtp		Telephone 1-800-435-6710		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

         You can view the Annual Report, Proxy Statement and 10K on the
                              Internet at http://www.nextelpartners.com